UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESCO INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2014 PROXY STATEMENT

Notice of Annual Meeting

WESCO INTERNATIONAL, INC.

225 West Station Square Drive, Suite 700

Pittsburgh, Pennsylvania 15219-1122

NOTICE

OF 2014 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Thursday, May 29, 2014 at 2:00 p.m., E.D.T.

PLACE	Sheraton Station Square 300 West Station Square Drive Pittsburgh, PA 15219

RECORD DATE	April 3, 2014

ITEMS OF BUSINESS	1.	Elect three Class III Directors for a three-year term expiring in 2017.
	2.	Approve, on an advisory basis, the Company’s executive compensation.
	3.	Approve amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.
	4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.
	5.	Transact any other business properly brought before the Annual Meeting.

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2014 Annual Meeting of Stockholders. It will be held on May 29, 2014, at the Sheraton Station Square, 300 West Station Square Drive, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement.

We are sending a Notice of Internet Availability of Proxy Materials to you on or about April [    ], 2014. Stockholders of record at the close of business on April 3, 2014 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

WESCO INTERNATIONAL, INC.

225 West Station Square Drive, Suite 700

Pittsburgh, Pennsylvania 15219-1122

(412) 454-2200

PROXY STATEMENT

i

INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 29, 2014

The 2014 Proxy Statement and 2013 Annual Report of

WESCO International, Inc.

are available to review at: www.proxydocs.com/wcc.

We are pleased this year to take advantage of the Securities and Exchange Commission (the “SEC”) rule that permits companies to furnish proxy materials to stockholders over the Internet. On or about April [    ], 2014, we will begin mailing proxy materials. A Notice of Internet Availability of Proxy Materials (the “Notice”) contains instructions on how to vote online or by telephone, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

1.   Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on April 3, 2014, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.   What matters are scheduled to be presented?

Proposal 1 — Elect three Director nominees with terms expiring at the 2017 Annual Meeting of Stockholders.

Proposal 2 — Approve, on an advisory basis, the Company’s executive compensation.

Proposal 3 — Approve amendments to the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors.

Proposal 4 — Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

3.   How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•

following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card in the postage-paid envelope provided; or

•	attending the Annual Meeting and voting your shares in person.

The deadline for voting by Internet or telephone is 11:59 p.m., E.D.T., on Wednesday, May 28, 2014.

ii

4.   What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the Company’s executive compensation, “FOR” the amendments to the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2014.

5.   How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy.

6.   What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each Notice you receive and vote all of the proxy requests to ensure that all your shares are voted.

7.   May I attend and vote my shares in person at the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to attend and vote those shares in person at the Annual Meeting at the Sheraton Station Square, located at 300 West Station Square Drive, Pittsburgh, Pennsylvania.

Shares registered directly in your name with our transfer agent, Computershare, may be voted in person at the Annual Meeting.

Directions to the Annual Meeting at the Sheraton Station Square, 300 West Station Square Drive, Pittsburgh, Pennsylvania, are available at www.wesco.com.

8.   Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

9.   May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports via paper copies in the mail.

If you are a “stockholder of record” you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of WESCO’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

iii

PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of April 3, 2014 may vote at our Annual Meeting. On the record date, [            ] shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available at the Annual Meeting at the Sheraton Station Square, located at 300 West Station Square Drive, Pittsburgh, Pennsylvania, and during ordinary business hours for 10 days prior to the Annual Meeting at the Company’s principal executive offices. Any stockholder of record may examine the list for any legally valid purpose.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies, and we expect to pay Morrow & Co., LLC approximately $8,500 for these services, plus reimbursement of their expenses. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of Directors, the approval, on an advisory basis, of the Company’s executive compensation or the Amendments to the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors, but will have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting, other than the approval of the Amendments to the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors, as described below. Broker non-votes are not counted as shares voting with respect to any other matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast. In December 2013, the Board adopted a Director resignation policy in the event a Director receives less than 50% of the votes for his or her re-election in an uncontested election. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. The Amendments to the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposal at the Annual Meeting. In determining whether this proposal has received the requisite number of affirmative votes, broker non-votes and abstentions will have the same effect as negative votes. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014, and the approval, by non-binding vote, of our executive compensation will require affirmative votes by a majority of the shares present, in person or by proxy, and entitled to vote and voting on the proposal at the Annual Meeting. Abstentions will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting other than the Amendments to the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors.

ITEM 1 — PROPOSAL TO VOTE FOR ELECTION OF DIRECTORS

The following Directors have been nominated for election to our Board:

•	Class III (with a term expiring at the 2017 Annual Meeting of Stockholders): John K. Morgan, James L. Singleton, Bobby J. Griffin

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

From the beginning of 2012, our Board consisted of ten members divided into three classes – Class I (four members), Class II (three members) and Class III (three members).

The three classes of Directors serve staggered, three-year terms which end in successive years. The current term of the Class III Directors expires this year, and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2017, subject to earlier retirement, resignation or removal. George L. Miles, Jr., a current Class III Director, will not be standing for re-election to the Board in accordance with the Company’s Director retirement age policy. Mr. Miles’ term will end on May 29, 2014 at the Annual Meeting. Bobby J. Griffin was identified as a potential candidate by the National Association of Corporate Directors, and the Board interviewed Bobby J. Griffin and recommended his nomination to stand for election as a Class III Director at the Annual Meeting. Bobby J. Griffin has not previously served on our Board of Directors. The terms of the Class II and Class I Directors do not expire until the Annual Meetings of Stockholders to be held in 2015 and 2016, respectively.

Should all nominees be elected as indicated in the proposal above, the following is the complete list of individuals who will comprise our Board of Directors and Board Committees immediately following the Annual Meeting, unless otherwise noted.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance

Sandra Beach Lin	56	2002		Member	Member	Chair
John J. Engel	52	2008			Member
Bobby J. Griffin	65	N/A		Member
George L. Miles, Jr.(1)	72	2000		Member
John K. Morgan	59	2008	Member	Member
Steven A. Raymund	58	2006	Member		Member
James L. Singleton	58	1998		Chair	Member
Robert J. Tarr, Jr.	70	1998	Chair		Member	Member
Lynn M. Utter	51	2006	Member			Member
Stephen A. Van Oss	59	2008
William J. Vareschi(2)	71	2002			Chair	Member
(1)	Mr. Miles’ retirement will be effective at the close of the 2014 Annual Meeting of Stockholders.

(2)	Lead Director

Class III Directors — Present Term Expires in 2014

John K. Morgan has served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company, since October 2007. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin off from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan is a Chief Executive Officer with broad expertise, including extensive experience in and knowledge of the industry in which the Company operates.

James L. Singleton is Vice Chairman of Cürex Group Holdings, LLC, an organization that provides technologies and financial products to the global foreign exchange marketplace, and has held that position since June 2010. He is also the founder and Managing Director of Pillar Capital LP, an investment management firm, and he has served in such capacity since September 2007. From 1994 to 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc. Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton has extensive experience in the capital markets, a long-standing affiliation with and knowledge of the Company, its business and history, and expertise in compensation, mergers and acquisitions.

Retiring

George L. Miles, Jr. is the Chairman Emeritus of Chester Engineers, Inc., an engineering services firm, and has held this position since April 2012. From January 2011 to March 2012, he served as the Executive Chairman of Chester Engineers, Inc. Prior to that, he served as President and Chief Executive Officer of WQED Multimedia, a multimedia company, from 1994 to September 2010. Mr. Miles also serves as a director of American International Group, Inc., EQT Corporation, Harley-Davidson, Inc., HFF, Inc., and the University of Pittsburgh. In addition, he previously served as director of Westwood One, Inc. Among Mr. Miles’ experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Miles is a retired Chief Executive Officer who has extensive expertise as a board member for companies in various industries.

Class III Director Nominee

Bobby J. Griffin served as President, International Operations of Ryder System, Inc., a global provider of commercial transportation, logistics, and supply chain management solutions, from March 2005 to March 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Prior to Ryder System, Inc., Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder System, Inc. in 1986. He also serves as a director of Hanesbrands Inc. and United Rentals, Inc. and served as a director of Horizon Lines, Inc. from May 2010 until April 2012. Among Mr. Griffin’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Griffin has served as a senior executive in multiple industries, has supply chain expertise, and has extensive international business experience.

Class I Directors — Present Term Expires in 2015

John J. Engel was elected as Chairman at the 2011 Annual Meeting and has served as our President and Chief Executive Officer since September 2009. Previously Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to September 2009. From 2003 to 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc. From 1999 to 2002, Mr. Engel served as an Executive Vice President and Senior Vice President of Perkin Elmer, Inc. From 1994 to 1999, Mr. Engel served as a Vice President and General Manager of Allied Signal, Inc. and held various engineering, manufacturing and general management positions at General Electric Company from 1985 to 1994. Mr. Engel also serves as a director of United States Steel Corporation, is a member of the Business Roundtable, and is a member of the Board of Directors of the National Association of Manufacturers. Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer and has held senior executive and management positions in various global industries.

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in 2006, he served as its Chief Executive Officer. Since 1991, he has served as Tech Data’s Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center and the Board of Visitors for Georgetown University’s School of Foreign Service. Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer in a global distribution business and broad experience as a board member in various industries.

Lynn M. Utter has served as the President and Chief Operating Officer of Knoll Office, a designer and manufacturer of office furniture products, since February 2012. She served as President and Chief Operating Officer of Knoll North America from March 2008 to February 2012. From 1997 to February 2008, she served as Chief Strategy Officer and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1986 to 1996, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves on a number of boards at The University of Texas and The Stanford University Business School. Among Ms. Utter’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Utter is a senior executive with experience in multiple industries, including operating experience, and has extensive experience in strategic planning.

William J. Vareschi served as Chief Executive Officer of Central Parking Corporation, a parking services provider, from 2000 until his retirement in 2003. Before joining Central Parking Corporation, he served in several positions for more than 35 years with General Electric Company. He served in numerous financial management positions, including Chief Financial Officer for GE Plastics Europe, GE Lighting, and GE Aircraft Engines. From 1996 until his retirement in 2000, Mr. Vareschi served as President and Chief Executive Officer of GE Engine Services. Mr. Vareschi also served on the Board of Directors of WMS Industries, Inc. Among Mr. Vareschi’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Vareschi has served as Chief Executive Officer and a board member in various industries and has significant leadership experience in global businesses.

Class II Directors — Present Term Expires in 2016

Sandra Beach Lin served as Chief Executive Officer of Calisolar, Inc., a solar silicon company, a position she held during 2010 and 2011, until her retirement at the end of 2011. She served as Executive Vice President, then as Corporate Executive Vice President of Celanese Corporation, a global hybrid chemical company from 2007 until 2010. During 2005 to 2007, she served as Group Vice President of a $1.4 billion global business unit of Avery Dennison Corporation. From 2002 to 2005, Ms. Beach Lin served as President of Alcoa Closure Systems International, Inc. Previously, she also served as President of Bendix Commercial Vehicle Systems and Vice President and General Manager, Specialty Wax and Additives, both divisions of Honeywell International, Inc. Ms. Beach Lin serves as a Director of American Electric Power, PolyOne Corporation and as a member of the Committee of 200 and the Board of Directors of Junior Achievement USA. Among Ms. Beach Lin’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Beach Lin has served as a Chief Executive Officer and has extensive experience managing global businesses in various industries.

Robert J. Tarr, Jr. is a professional director and private investor and has been so for more than five years. From 2000 to 2001, he served as the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. Prior to joining HomeRuns.com, he served for more than 20 years in senior executive roles at Harcourt General, Inc., a large, broad-based publishing company, including six years as President, Chief Executive Officer and Chief Operating Officer, and at The Neiman Marcus Group, Inc., a high-end specialty retail store and mail order business, as President, Chief Operating Officer and Chief Executive Officer from 1990 to 1997. In addition, Mr. Tarr previously served as a director of Barneys New York, Inc. Among Mr. Tarr’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Tarr has broad experience serving as the Chief Executive Officer and as a board member for businesses in various industries.

Stephen A. Van Oss has served as our Senior Vice President and Chief Operating Officer since September 2009. In addition, he served as interim Chief Financial Officer from February 2012 until June 2012. Previously, Mr. Van Oss served as our Senior Vice President and Chief Financial and Administrative Officer from 2004 to September 2009. From 2000 to 2004, he served as our Vice President and Chief Financial Officer. From 1997 to 2000, Mr. Van Oss served as our Director, Information Technology and, in 1997, as our Director, Acquisition Management. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. Mr. Van Oss serves as a director of Cooper-Standard Holdings Inc. He also serves as a trustee of Robert Morris University and chairs its finance committee and is a member of its governance committee. In addition, Mr. Van Oss previously served as director of William Scotsman International, Inc. Among Mr. Van Oss’ experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Van Oss is our current Chief Operating Officer, has served the Company as a senior executive in various facets of its operations and has deep distribution industry expertise.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April [    ], 2014, are set forth below.

Name	Age	Position
John J. Engel	52	Chairman, President and Chief Executive Officer
Stephen A. Van Oss	59	Senior Vice President and Chief Operating Officer
Daniel A. Brailer	57	Vice President, Investor Relations and Corporate Affairs
Allan A. Duganier	58	Director, Internal Audit
Timothy A. Hibbard	57	Vice President and Corporate Controller
Diane E. Lazzaris	47	Senior Vice President and General Counsel
Kenneth S. Parks	50	Senior Vice President and Chief Financial Officer
Kimberly G. Windrow	56	Senior Vice President and Chief Human Resources Officer

Daniel A. Brailer is our Vice President, Investor Relations and Corporate Affairs. From February 2011 to February 2012 he served as our Vice President, Treasurer, Investor Relations and Corporate Affairs. From 2006 to February 2011, he served as our Vice President, Treasurer and Investor Relations. From 1999 to 2006, he served as our Treasurer and Director of Investor Relations. Prior to joining the Company, Mr. Brailer served in various positions at Mellon Financial Corporation, most recently as Senior Vice President.

Allan A. Duganier has served as our Director of Internal Audit since 2006. From 2001 to 2006, Mr. Duganier served as our Corporate Operations Controller and, from 2000 to 2001, as a Group Controller.

Timothy A. Hibbard was appointed as our Vice President and Corporate Controller in February 2012. From 2006 to February 2012, he served as our Corporate Controller. From 2002 to 2006, he served as Corporate Controller at Kennametal Inc. From 2000 to 2002, Mr. Hibbard served as Director of Finance of Kennametal’s Advanced Materials Solutions Group, and, from 1998 to 2000, he served as Controller of Greenfield Industries, Inc., a subsidiary of Kennametal Inc.

Diane E. Lazzaris has served as our Senior Vice President and General Counsel since January 1, 2014, and from February 2010 to December 2013 she served as our Vice President, Legal Affairs. From February 2008 to February 2010, Ms. Lazzaris served as Senior Vice President — Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to February 2008, she held various corporate counsel positions at Alcoa Inc., most recently as Group Counsel to a group of global businesses.

Kenneth S. Parks has served as our Senior Vice President and Chief Financial Officer since January 1, 2014, and from June 2012 to December 2013 he served as our Vice President and Chief Financial Officer. From April 2008 to February 2012, he served as Vice President of Finance of United Technologies Corporation for their global Fire and Security business. From 2005 to April 2008, he served as Director of Investor Relations of United Technologies Corporation. He began his career in public accounting with Coopers & Lybrand.

Kimberly G. Windrow has served as our Senior Vice President and Chief Human Resources Officer since January 1, 2014, and from August 2010 to December 2013 she served as our Vice President, Human Resources. From 2004 until July 2010, Ms. Windrow served as Senior Vice President of Human Resources for The McGraw Hill Companies in the education segment. From 2001 until 2004, she served as Senior Vice President of Human Resources for The MONY Group, and from 1988 until 2000, she served in various Human Resource positions at Willis, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance. In December 2013, as part of our Corporate Governance Guidelines, the Board adopted a resignation policy under which any Director who does not receive a majority of votes for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

We have adopted a Code of Business Ethics and Conduct and a Global Anti-Corruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Principles for Senior Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Global Anti-Corruption Policy, Senior Financial Executive Code, Independence Policy, and related documents on our website at www.wesco.com/governance.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the new enhanced independence requirements for compensation committee members. In addition, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2014, the independence of each Director was reviewed, applying our independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm.

Based on this review, our Board affirmatively determined that the following Directors are independent: Ms. Beach Lin, Mr. Miles, Mr. Morgan, Mr. Raymund, Mr. Singleton, Mr. Tarr, Ms. Utter and Mr. Vareschi. The Board has also determined that Director Nominee, Bobby J. Griffin, will be an independent director if elected. Mr. Singleton’s relationship described under “Transactions with Related Persons — Related Party Transactions” was determined by our Board to be immaterial because Mr. Singleton did not receive any material benefits from his company as a result of his company’s ordinary business transactions with us.

Director Qualifications

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board are identified for each Director on pages 3 to 5.

Director Diversity

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, and ability and willingness to commit sufficient time to Board activities. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences. The Committee considers candidates diverse in geographic origin, gender, ethnic background and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s diversity of backgrounds and experiences. The Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable, such as CEO experience, financial or marketing expertise, supply chain or industry experience, mergers and acquisitions experience, international experience, technology expertise, and operational or strategy experience, among others. The Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a good overall Board composition. The Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Lead Director

During 2013, the non-management members of our Board met in executive session at each regularly scheduled Board of Director’s meeting. Our Lead Director, Mr. Vareschi, presided over these executive sessions. In addition, Mr. Vareschi has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

Board Leadership Structure

Since May 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that the structure is best for the Company at this time because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director.

Mr. Vareschi serves as the Board’s independent Lead Director and presides over executive sessions of the Board. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and comprised solely of independent outside Directors, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. Mr. Vareschi’s responsibilities as Lead Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in Executive Session;

•	Has the authority to call meetings of the independent Directors;

•	Oversees the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;

•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;

•	Consults with the Chair of Nominating and Governance Committee and the Chairman regarding recommended appointment of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at www.wesco.com/governance under the caption “Contact Our Board.”

Our Director of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our 2013 Annual Meeting of Stockholders.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•

A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•

Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. The Audit Committee of the Board discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis. The Compensation Committee of the Board reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking.

Stockholder Proposals for 2015 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2015 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December [11], 2014. For any other business to be properly brought before the 2015 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s amended and restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting, or between January 29, 2015 and February 28, 2015. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2015 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

The full Board held six meetings in 2013. Each Director attended 100% of the aggregate number of meetings of the full Board held in 2013 and the total number of meetings held by all Committees of the Board on which he or she served.

Executive Committee

During 2013, the Executive Committee consisted of Ms. Beach Lin and Messrs. Engel, Raymund, Singleton, Tarr and Vareschi, with Mr. Vareschi serving as Chairman of the Committee. With the exception of Mr. Engel, all Committee members have been determined by our Board to be independent Directors according to the independence standards of the NYSE. The Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. Our Executive Committee did not meet during 2013.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the NYSE. During 2013 the Committee consisted of Messes. Beach Lin and Utter and Messrs. Tarr and Vareschi, with Ms. Beach Lin serving as Chair of the Committee. The Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our Nominating and Governance Committee held five meetings in 2013.

Audit Committee

The members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE. During 2013 the Committee consisted of Messrs. Tarr, Raymund, and Morgan and Ms. Utter, with Mr. Tarr serving as Chairman of the Committee. Our Board has determined that Mr. Tarr is an Audit Committee Financial Expert, as defined under applicable SEC regulations. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held six meetings in 2013.

Compensation Committee

The members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE. During 2013 the Committee consisted of Ms. Beach Lin and Messrs. Miles, Morgan and Singleton, with Mr. Singleton serving as Chairman. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held six meetings in 2013.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 3, 2014, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 3, 2014, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. Unless indicated otherwise below, the address of each beneficial owner is c/o WESCO International, Inc., 225 West Station Square, Suite 700, Pittsburgh, PA 15219.

Name	Shares Beneficially Owned(1)		Percent Owned Beneficially(2)

FMR LLC 245 Summer Street Boston, MA 02210	6,631,620	(3)	15.0%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	5,198,719	(4)	11.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,361,750	(5)	5.3%
TimesSquare Capital Management, LLC 7 Times Square, 42nd Floor New York, NY 10036	2,344,900	(6)	5.3%
John J. Engel	714,130	(7)	1.6%
Stephen A. Van Oss	588,709	(7)	1.3%
Sandra Beach Lin	32,518	(7)	*
Bobby J. Griffin	—		*
George L. Miles, Jr.	41,999	(7)	*
John K. Morgan	35,850	(7)	*
Steven A. Raymund	31,827	(7)	*
James L. Singleton	50,332	(7)	*
Robert J. Tarr, Jr.	79,611	(7)	*
Lynn M. Utter	36,801	(7)	*
William J. Vareschi	49,322	(7)	*
Diane E. Lazzaris	41,514	(7)	*
Kenneth S. Parks	9,456	(7)	*
Kimberly G. Windrow	35,622	(7)	*
All 16 executive officers and Directors as a group	1,814,818	(7)	4.0%

*	Indicates ownership of less than 1% of the Common Stock.

(1)

The beneficial ownership of Directors set forth in the foregoing table includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Ms. Beach Lin, 12,487; Mr. Miles, 19,529; Mr. Morgan, 8,804; Mr. Raymund, 6,481; Mr. Singleton, 8,261; Mr. Tarr,

24,242; Ms. Utter, 10,191; and Mr. Vareschi, 20,650. The foregoing table does not reflect settlement of any options or stock appreciation rights (SARs) granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of April 3, 2014.

(2)	Based on the number of shares outstanding on the record date.

(3)

This information is based solely upon a Schedule 13G/A filed by FMR LLC, Fidelity Management & Research Company and Edward C. Johnson 3rd with the Securities and Exchange Commission on February 14, 2014. Fidelity Management & Research Company (“Fidelity”), 245 Summer Street, Boston, MA 02210, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisors Act of 1940, is the beneficial owner of 4,852,368 shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, each have the power to dispose of the 4,852,368 shares. Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 503,113 shares. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 503,113 owned by the SelectCo Funds. Through their ownership of voting common shares of FMR LLC and a related shareholders’ voting agreement, members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC’s beneficial ownership includes 3,400 shares beneficially owned through Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisors Act of 1940. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under the Investment Company Act of 1940, is the beneficial owner of 26,078 shares as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds or investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of PGALLC, each have the power to dispose of the 26,078 shares and sole power to vote or direct the voting of 19,578 of those shares. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,165,039 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3rd and FMR LLC, through its control of PGATC, each have the sole power to vote or direct the voting of 1,165,039 shares and direct the disposition of 1,072,449 shares. Crosby Advisors LLC, 11 Keewaydin Drive, Suite 200, Salem, New Hampshire, 03079, a wholly-owned subsidiary of Crosby Company of New Hampshire LLC (“CCNH”), is the beneficial owner of 8,136 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, directly or indirectly, own CCNH. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, which is a qualified institution under Rule 13d-1(b)(1)(ii), is the beneficial owner of 76,886 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3rd or trusts for their benefit own shares of FIL voting stock. FMR LLC reports on a voluntary basis as if all of these shares are beneficially owned by FMR LLC and FIL on a joint basis. FIL beneficially owns 76,886 shares.

(4)

This information is based solely upon a Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”) with the Securities and Exchange Commission on February 14, 2014. Wellington Management beneficially owns 5,198,719 shares, has shared power to vote 3,584,375 shares and shared power to dispose 5,198,719 shares.

(5)

This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the Securities and Exchange Commission on February 12, 2014. Vanguard is the beneficial owner of 2,361,570 shares and has sole power to vote 26,898 shares, sole dispositive power over 2,336,972 shares and shared dispositive power over 24,598 shares.

(6)

This information is based solely upon a Schedule 13G filed by TimesSquare Capital Management, LLC (“TimesSquare”) with the Securities and Exchange Commission on February 10, 2014. TimesSquare has sole voting power over 1,917,000 shares and sole dispositive power over 2,344,900 shares.

(7)

Includes the following shares of Common Stock not currently owned, but subject to options or SARs which were outstanding on April 3, 2014 and may be exercised or settled within 60 days thereafter: Mr. Engel, 642,175; Mr. Van Oss, 495,610; Ms. Beach Lin, 14,708; Mr. Miles, 16,642; Mr. Morgan, 16,742; Mr. Raymund, 22,742; Mr. Singleton, 22,742; Mr. Tarr, 16,642; Ms. Utter, 22,742; Mr. Vareschi, 22,742; Ms. Lazzaris, 35,676; Mr. Parks, 6,756; Ms. Windrow, 28,446; and all Directors and executive officers as a group, 1,415,647.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2013, all such filings were made within the required time periods.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Board reviews all relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement.

Related Party Transaction

Cürex Group Holdings, LLC. made purchases from the Company in the amount of approximately $440,000 of goods and services in the ordinary course of business and at prevailing market prices during 2013. Mr. Singleton is the Vice Chairman of Cürex Group Holdings, LLC. These transactions were approved by our Company’s Senior Management and were determined by our Board to have no known material benefit to Mr. Singleton.

ITEM 2 — APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As initially approved by our stockholders at the annual meeting of stockholders in 2011, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

We encourage stockholders to review the “Compensation Discussion and Analysis” section beginning on page 17. As described in detail under “Compensation Discussion and Analysis,” our compensation program is designed to attract and retain the highest caliber executives possible and to motivate and reward them for achieving results that create stockholder value. The Compensation Committee believes that the Company’s compensation program and practices reflect a pay-for-performance philosophy designed to align our compensation program and practices with our stockholders’ long-term interests.

Compensation Structure:  Elements of our program include the following:

•

Our program is straightforward and comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. The annual cash incentive and long-term incentive components of our compensation program reflect the pay-for-performance philosophy that underscores the Company’s overall compensation strategy, as a significant portion of total named executive officer compensation is at-risk;

•

In our 2013 Advisory Vote on Executive Compensation, the Company’s executive compensation program received the approval of more than 98% of the shares voted, and we kept our compensation program in 2013 similar to our program in 2012 overall;

•	The Company’s total shareholder return for 2013 was 35.1%;

•	Annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives;

•

Our long-term incentive awards consist of performance shares, stock appreciation rights and restricted stock units, the value of which depends on the value of the Company’s stock, thus encouraging achievement of long-term value creation benefiting all stockholders;

•	We believe we have an appropriate mix of short and long-term compensation based on balanced performance metrics which align our incentive and compensation programs with the interests of stockholders;

•	Our Company uses perquisites on a very limited basis, and we do not provide tax gross-ups on executive-only perquisites;

•

The Company has committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements (the Company has two pre-existing employment contracts entered into prior to 2010 that include excise tax gross-ups under certain change in control circumstances);

•

We have stock ownership guidelines for officers and Directors, and until the stock ownership guidelines are met, an officer or Director must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards;

•	Our officers and Directors are prohibited from engaging in hedging transactions involving our stock and from pledging shares as security for loans;

•

Equity award agreements with our employees (including our named executive officers) include confidentiality and other covenants protecting our business interests and provide for forfeiture of the awards or benefits received under them if the covenants are violated;

•

In April 2013, the Company adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer;

•	The Compensation Committee annually reviews the potential for risk regarding our compensation program design, including incentive compensation; and

•

We believe that there is an effective level of corporate governance over our compensation programs, as all of our Compensation Committee members are independent, and the Committee retains an independent compensation consultant to conduct annual reviews of executive compensation and advise on best practices.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2014 proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2013 year that are applicable to our Named Executive Officers (NEOs): John J. Engel, Stephen A. Van Oss, Kenneth S. Parks, Diane E. Lazzaris and Kimberly G. Windrow. This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 28, its accompanying footnotes and the additional tables and narrative disclosure that follow the Summary Compensation Table.

The Compensation Discussion and Analysis includes the following key sections:

•	Executive Summary

•	Compensation Setting Process

•	Use of Compensation Consultants

•	Compensation Comparator Group

•	Elements of Compensation

•	Other Compensation and Employment Arrangements

EXECUTIVE SUMMARY

Introduction

Our management and our Board of Directors have consistently believed that a simple and transparent philosophy and approach to compensation design is fundamental to creating stockholder value. Our straightforward program comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. We believe that this approach has enabled us to attract and retain extraordinary management talent and to deliver strong results to our stockholders.

In our 2013 Advisory Vote on Executive Compensation, the Company’s executive compensation program received the approval of more than 98% of the shares voted. The Company’s total shareholder return in 2013 was 35.1%. Our compensation program in 2013 was generally consistent with our program in 2012. Each February, the Committee reviews executive compensation and performs its annual total compensation review regarding salary, bonus and equity awards, based on the compensation structure and philosophy described in this Compensation Discussion and Analysis section.

Pay for Performance — The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy, since annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives. The equity award values depend on the value of the Company’s stock, and in the case of performance shares depend on the achievement of specific performance metrics and goals, thus encouraging achievement of long-term value creation that benefits all stockholders.

Ownership Guidelines, Hedging and Clawbacks — We have stock ownership guidelines for officers and Directors, and our officers and Directors are prohibited from engaging in hedging transactions involving our stock and from pledging stock as security for loans. In April 2013, the Company adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

Limited Perquisites — We use perquisites on a very limited basis, and we do not provide tax gross-ups on executive-only perquisites. We have committed to not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control, and we have not entered into any such agreements. We have only two pre-existing employment agreements (entered into prior to 2010) that include excise tax gross-ups under certain change in control circumstances.

In this Executive Summary, we describe our philosophy, approach and the way we assess our compensation practices. We believe that this process is a pillar of our high performance corporate culture and important to our ongoing success.

Compensation Philosophy

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is a critical component that promotes our high performance culture and contributes to our ongoing success. Our compensation philosophy begins with the recognition that our success depends on the talent of our workforce and our relationships with customers and suppliers. Our focus on consistency, service and continuous improvement are critical factors, and to encourage high level performance of our leaders we have constructed a compensation plan that rewards the behavior of our executives in their pursuit of the following three broad goals.

The first of our philosophical tenets is to retain an excellent management team. Fielding a consistent and high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term puts us in an opportune position to grow our business intelligently and profitably. Equally important is the consistency of internal leadership in support of our corporate mission and sustaining our high performance culture.

The second philosophical goal of our compensation planning is to put the Company in a position to recruit strong leaders as we grow our business and expand our product and service offerings. Our Chief Executive Officer was recruited ten years ago as our Chief Operating Officer. We were able to recruit and retain him because of our culture and a compensation package that aligned his performance with our strategy of creating value for our customers, suppliers and stockholders. During the past several years, we have recruited other leaders at our executive leadership level who joined the Company for the same reasons. Our consistency of approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.

Finally, the third goal of our compensation planning is to reward our executives fairly and provide proper and balanced incentives for long-term value creation. Essentially, we want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when they perform below agreed upon standards, they may receive little or no bonus. In terms of long-term incentives, we believe that the performance of our stock is the purest measure of our performance. Fundamentally, we are owned by our stockholders who can sell their stock when they believe that we are underperforming and who typically purchase more shares as we perform at higher levels of growth and profitability. We believe that the opportunity to participate in the performance of our equity is the most direct link between performance and pay. We reward our executives with equity incentives to align their interests with those of the stockholders and maintain ownership guidelines to instill that mindset.

Compensation Approach

The three central elements to our executive total compensation approach, base salary, short-term incentives and long-term incentives, are further refined by design: our base salary and short-term incentives are cash based; and our long-term incentives are equity based. Based on our objectives, we believe it is appropriate that we target our three compensation elements at approximately the 50th percentile of comparable companies in the peer group. The Company’s target total cash compensation and long term incentives for the NEOs have been generally below the 50th percentile of the comparator group.

We use the services of an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), which provides us with research information and data. We query our consultant on new developments, best practices and trends in compensation, and Meridian serves as a resource to our Compensation Committee (the “Committee”). However, the Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to elements regarding plan design and absolute determinations of total compensation rewards.

Compensation Assessment

For our compensation philosophy and approach to work properly, the Committee must assess the effectiveness of our compensation programs at least annually, using a variety of external and internal resources. In conjunction with Meridian, the Committee reviews the composition of our peer group annually. We purposely choose a large selection of similarly sized companies because we believe that those companies are representative of the talent pool that we compete with to recruit and retain talent. This approach has proven successful, as the last three NEOs that we hired came from large corporations that were not direct competitors of ours and not in the distribution industry. We also believe that a large pool of comparable companies is better than choosing a smaller group to ensure a proper sample size for comparison purposes. When we engage professional search firms to assist us in identifying senior executive talent, they survey a set of corporations even larger than our peer group.

Our management team conducts a thorough leadership review process every year. Our focus on talent management is critical to our high performance culture and ongoing success. In the course of that intensive, annual review process, the entire Board and our Committee are informed of relevant issues relating to our senior management team. We are thus able to review personal development plans, actual performance, and alignment to corporate standards and expectations. From that feedback, we are able to derive a deeper understanding of whether our total compensation plans continue to promote our corporate objectives. The Committee can use this information to help assess the appropriateness of our compensation approach for any individual whose compensation we review.

Summary

Our philosophy, approach, and the manner in which we assess our total compensation planning have been consistently applied since we became a public company. We intend to maintain our high standards and make sure that the objectives and total compensation of our senior executives are aligned with the objectives of our stockholders.

COMPENSATION SETTING PROCESS

Our Board has delegated to the Committee, composed entirely of independent, non-employee Directors, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee annually reviews the performance of the management team relative to financial results and non-financial measures, including the areas of strategic and organizational development. The Committee then reviews and approves, and reviews with the Board, the compensation levels for our NEOs on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Consider the Company’s financial performance;

•	Review external market data;

•	Confirm the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assess overall Company performance in relation to our objectives, competition and industry circumstances;

•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Make awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company;

•	Review the metrics and goals of the performance share plan; and

•

Apply consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors, non-financial performance criteria, and strategic, operational, and organizational development objectives.

As previously noted, the Committee also engages an independent compensation consultant to assist in reviewing its processes, to provide market comparison information, and to make recommendations.

USE OF COMPENSATION CONSULTANTS

To assist in the compensation setting process, the Committee engages Meridian, an independent, internationally recognized executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. Meridian is engaged by, and reports directly to, the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee, as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to gather market data, prepare compensation plan reviews, identify general trends and practices in executive compensation programs, perform a study of the compensation of senior management at comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives. In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. Our Committee meets in person or telephonically at least five times each year, and our Committee’s Chairman meets with management and our independent compensation consultant more regularly throughout the course of the year. The working relationship between the Committee and management is constructive and independent. Our Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

COMPENSATION COMPARATOR GROUP

In 2013, the Committee reviewed analyses of compensation paid by companies in our comparator group through the use of marketplace compensation profiles prepared by Meridian.(1) The comparator group comprises comparably-sized, industrial firms, distribution companies and businesses with dispersed locales for which logistics are important, companies in industries in which asset management, in addition to operating margin, is a relevant measure of company performance, and other large distributors, wholesalers and retailers, which are potential competitors for executive talent of interest to WESCO.

The current comparator group includes the following 42 companies:

COMPENSATION COMPARATOR GROUP

Andersen Corporation
Anixter International, Inc.
Applied Industrial Technologies
AutoZone, Inc.
Avis Budget Group
Belk, Inc.
Big Lots, Inc.
Boise, Inc.
BorgWarner
Brinker International, Inc.
Cameron International Corporation
Darden Restaurants, Inc.
Dover Corporation
Ecolab

Fastenal Company
FMC Technologies
Hubbell Incorporated
Hy-Vee, Inc.
Ingredion Inc.
Kohler Company
Lennox International, Inc.
MSC Industrial Direct Co., Inc.
NCR Corporation
NewPage Corporation
OfficeMax Incorporated
Pitney Bowes, Inc.
Praxair, Inc.
Rockwell Automation
Ross Stores, Inc.

Ryder System, Inc.
Sauer – Danfoss, Inc.
Schneider National, Inc.
Smurfit-Stone Container Corporation
Sonoco Products Company
Spartan Stores, Inc.
The Bon-Ton Stores, Inc.
The Pantry, Inc.
United Stationers Inc.
Vulcan Materials Company
W.W. Grainger, Inc.
Waste Management, Inc.
Watsco, Inc.

(1)	For 2013, Cooper Industries, Inc., Temple-Inland Inc. and Thomas & Betts Corp. were removed due to these companies being acquired. Corn Products International changed its name to Ingredion Inc.

The Committee reviews compensation practices among these companies to provide the Committee with relevant data in setting appropriate compensation levels for its NEOs. This market analysis, which is conducted by Meridian, makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statements or other public filings. To adjust for a variation in size among our Company and the companies in the comparator group, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues, to get comparable data for its analysis.

Role of 2013 Advisory Vote on Executive Compensation in the Compensation Setting Process

The Committee reviewed the results of the 2013 stockholder advisory vote on NEO compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities and in determining compensation policies and decisions for 2013. Because a substantial majority (more than 98%) of our stockholders approved the executive compensation program for 2012 described in our 2013 proxy statement, our compensation program for 2013 remained generally consistent with the program in 2012.

ELEMENTS OF COMPENSATION

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our comparator group. From time to time, the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and market practices among the comparator group generally based on the 50th percentile of base salaries for comparable positions.

Effective as of July 1, 2013:

•	Mr. Engel’s base salary was increased to $920,000 from an annualized rate of $865,000;

•	Mr. Van Oss’ base salary was increased to $650,000 from an annualized rate of $640,000;

•	Mr. Parks’ base salary was increased to $400,000 from an annualized rate of $360,000;

•	Ms. Lazzaris’ base salary was increased to $360,000 from an annualized rate of $340,000; and

•	Ms. Windrow’s base salary was increased to $350,000 from an annualized rate of $340,000.

In determining adjustments to base salaries, the Committee considers Company performance, prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant. Mr. Engel, the Chairman, President and Chief Executive Officer, makes base salary recommendations to the Committee for the NEOs, excluding himself.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of our strategic, financial, operational, and organizational development objectives. Target short-term incentives are designed to provide compensation opportunities generally approximating the 50th percentile of the comparator group and are reviewed annually by the Committee.

Annually, the Committee reviews and approves the Company’s performance criteria and financial and operational targets for the upcoming year. For purposes of the 2013 annual incentive program, the performance measures for our NEOs, all of whom are corporate officers with broad-ranging responsibilities across the entire enterprise or for multiple operating and/or corporate support functions, consist of the achievement of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Free Cash Flow, and Return On Invested Capital (“ROIC”) targets, along with individual performance objectives. The performance measures we used to determine annual cash incentive bonuses for Messrs. Engel, Van Oss and Parks and Messes. Lazzaris and Windrow, the relative weightings of such measures, and the related payout as a percentage of opportunity are reflected below:

Performance Measure	Weighting	Percent Achievement	Payout Percent of Maximum Opportunity(1)
Earnings Before Interest Taxes Depreciation and Amortization	25%	< 85%	0%
		85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
Free Cash Flow	25%	< 85%	0%
		85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
Return on Invested Capital	25%	< 85%	0%
		85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
Individual Performance	25%	<25%	0%
		25% to 100%	Up to 100%
Total (as a percent of Opportunity)	100%		0% to 100%
(1) Amounts interpolated, as appropriate.

For 2013, the payout for the EBITDA and ROIC components was $0. Although the percentage achievement for the EBITDA and ROIC components would have represented an achievement level of slightly above 85%, the Committee used its discretion to adjust the payout downward to zero for both of these components to reflect the Company’s underperformance relative to the Board’s approved budget for 2013, particularly in regard to its core business (its business without the recent EECOL Electric acquisition). The Free Cash Flow component payout percentage was

100%, since 2013 Free Cash Flow of $308 million was a record and represented an achievement level of over 115%. With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration.

For 2013, the cash incentive bonuses for each NEO were determined based on the three financial performance component payouts described above (i.e. 0% for EBITDA, 100% for Free Cash Flow, and 0% for ROIC) and the Committee’s review and qualitative assessment of individual performance and accomplishments as follows:

Based on Mr. Engel’s base salary of $865,000 for six months of the year and $920,000 for six months of the year and a maximum incentive payout percentage opportunity of 230%, his maximum bonus opportunity was $2,052,750. His actual bonus was $1,000,000, based on the financial components described above and an individual performance component based on the Committee’s assessment of Mr. Engel’s performance regarding strategy refinement and execution, organizational development and talent management, investor and corporate relations, progress on One WESCO initiatives, LEAN leadership and execution, and Board and overall leadership.

Based on Mr. Van Oss’ base salary of $640,000 for six months of the year and $650,000 for six months of the year and a maximum incentive payout percentage opportunity of 180%, his maximum bonus opportunity was $1,161,000. His actual bonus was $290,250, based on the financial components described above and an individual performance component based on the Committee’s assessment of Mr. Van Oss’ performance regarding sales, gross margin, operating margin, operations, acquisitions, and organizational leadership.

Based on Mr. Park’s base salary of $360,000 for six months of the year and $400,000 for six months of the year and a maximum incentive payout percentage opportunity of 120%, his maximum bonus opportunity was $456,000. His actual bonus was $225,000 based on the financial components described above and an individual performance component based on the Committee’s assessment of Mr. Parks’ performance regarding strengthening the capital structure, financial reporting and management, LEAN administrative applications, enterprise risk management, talent management, and financial leadership.

Based on Ms. Lazzaris’ base salary of $340,000 for six months of the year and $360,000 for six months of the year and a maximum incentive payout percentage opportunity of 120%, her maximum bonus opportunity was $420,000. Her actual bonus was $205,000 based on the financial components described above and an individual performance component based on the Committee’s assessment of Ms. Lazzaris’ performance regarding legal and contracts, talent management, supporting business growth while managing cost and productivity, enterprise risk management, and legal department leadership.

Based on Ms. Windrow’s base salary of $340,000 for six months of the year and $350,000 for six months of the year and a maximum incentive payout percentage opportunity of 120%, her maximum bonus opportunity was $414,000. Her actual bonus was $200,000 based on the financial components described above and an individual performance component based on the Committee’s assessment of Ms. Windrow’s performance regarding development of human resources function, leading various human resources initiatives, diversity and inclusion strategy, compensation and benefits strategy, and talent management leadership.

The Committee and the Board retain the right to increase or decrease performance objectives or to make discretionary adjustments to annual incentive awards to reflect acquisitions, changes in responsibility, external changes, or unanticipated business conditions that have a material impact on the fairness of the previously established performance factors.

Long-term Incentives

The purpose of long-term incentives is to carefully align compensation with stockholder value creation. Executing the business strategy necessarily requires tradeoffs of short and long-term performance. Accordingly, our incentives are designed to encourage and reward both short and long-term performance. The Committee believes that the optimal method to deliver long-term incentives is through stock appreciation rights (SARs), restricted stock units (RSUs), and performance shares. We use RSUs to strengthen the retention qualities of our equity program and to be consistent with prevailing market practices. The mix of these equity awards, however, is geared toward motivating and rewarding management for achieving stockholder value creation. Performance share awards for the NEOs represent 30% of the total value (at target) of each NEO’s equity award, and SARs and RSUs represent 50% and 20% of the total value, respectively.

Performance share awards are based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2015. The award vests in the form of a number of shares of the

Company’s common stock. The number of performance shares actually earned, if any, will depend on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a Change in Control (as defined in the Company’s Long-Term Incentive Plan), the performance shares will vest at the target level. Our SARs vest ratably over three years, and our RSUs cliff vest after three years. Our SARs settle in stock upon exercise.

Our philosophy is to grant equity-based long-term incentives having an economic value (based on the Company’s standard stock award assumptions for accounting purposes) which generally approximates the 50th percentile of grants by companies in our comparator group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. Notwithstanding this objective, the Company’s target long-term incentives for the NEOs were generally below the 50th percentile of the comparator group for 2013.

In 2013, the Committee authorized a total issuance of 253,998 SARs, 69,393 RSUs and 48,058 performance shares to all award recipients. The authorized awards were approximately equal to 1% of the weighted average outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations to the Committee based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Committee considers the Chief Executive Officer’s recommendations and Meridian’s analysis in making its grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant.

In 2013, we granted performance shares, SAR and RSU awards to approximately 160 employees. The performance share, SAR and RSU grants to our NEOs in 2013 were as follows:

NEO	Performance Share Opportunity (reflects maximum number of shares that could be earned)(1)	SAR Awards	RSU Awards	Grant Date	Grant Price		SARs Expiration Date	RSU Cliff - Vesting Date
Engel	29,940	57,453	9,978	2/21/2013	$72.15	(2)	2/21/2023	2016
Van Oss	14,556	27,927	4,850	2/21/2013	$72.15	(2)	2/21/2023	2016
Parks	6,652	12,767	2,218	2/21/2013	$72.15	(2)	2/21/2023	2016
	—	2,700	—	6/03/2013	$74.00	(3)	6/3/2023	—
Lazzaris	3,952	7,580	1,316	2/21/2013	$72.15	(2)	2/21/2023	2016
Windrow	3,744	7,180	1,247	2/21/2013	$72.15	(2)	2/21/2023	2016

(1)     Performance shares are subject to a three-year performance period.

(2)     Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the February 21, 2013 grant date in accordance with Compensation Committee action on February 21, 2013.

(3)    Represents the exercise price for matching SARs equal to the number of shares that Mr. Parks purchased for long-term investment within the first twelve months of employment at the closing price of our Company stock on June 3, 2013.

Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2013, the Company provided two types of 401(k) plan contributions with respect to eligible employees. The Company matched employee contributions at a rate of $0.50 per $1.00 of contributions up to 6% of eligible compensation. The Company may also make discretionary contributions to the 401(k) plan, and the Company made a discretionary payment in 2013 for the plan year ended in December 2012. Such contribution amounts were based on age and years of service and varied from 1% - 7% of an employee’s annual eligible base salary.

We also maintain an unfunded non-qualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until at least six months after the key employee’s separation from employment. See the “Non-Qualified Deferred Compensation” table on page 34 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan.

Our Company does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’ share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to ensure that benefit levels approximate the median value provided to employees of peer companies.

Perquisites

During 2013, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance and club memberships. The Compensation Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. The Company does not provide tax gross-ups on executive-only perquisites. See the “All Other Compensation” table on page 29 for more information regarding the perquisites given to our NEOs.

Clawback Provisions

In April 2013, the Company adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

OTHER COMPENSATON AND EMPLOYMENT ARRANGEMENTS

Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

•	Chief Executive Officer — five times annual base salary;

•	Chief Operating Officer and Chief Financial Officer — three times annual base salary; and

•	Vice Presidents — two times annual base salary.

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. All of our NEOs have acquired or are acquiring equity in accordance with the guidelines. See “Security Ownership” on page 12 for more information on their ownership positions. See also “Director Compensation” on page 35 for information about Stock Ownership Guidelines for Directors.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s vision, goals and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the

Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. During the year, Mr. Engel’s base salary, as well as his target total compensation for 2013, including salary, target annual cash incentive and long-term incentives, were below the 50th percentile of the Company’s comparator group.

Employment, Severance or Change in Control Arrangements

Mr. Engel has a 2009 Employment Agreement that provides for, among other things, an initial annual base salary of $725,000 with a target bonus of not less than 100% of base salary, as may be adjusted in the Compensation Committee’s discretion. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the two pre-existing employment agreements with Messrs. Engel and Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 38 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Van Oss has a 2009 Employment Agreement that provides for, among other things, an initial annual base salary of $600,000 with a target bonus of not less than 80% of base salary, as may be adjusted in the Compensation Committee’s discretion. Mr. Van Oss also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Van Oss’ employment is terminated by the Company without cause or by Mr. Van Oss for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Van Oss will instead be entitled to receive, (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the two pre-existing employment agreements with Messrs. Engel and Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 40 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Van Oss is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Parks would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if he is terminated by the Company without cause, or he terminates his employment for good reason, as described on page 42. Mr. Parks is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of his employment and for a period of one year thereafter.

Ms. Windrow would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if she is terminated by the Company without cause, or she terminates her employment for good reason, as described on page 44. Ms. Windrow is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of her employment and for a period of one year thereafter.

Ms. Lazzaris would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if she is terminated by the Company without cause, if she terminates her employment for good reason, or if her employment is terminated within one year following a change in control of the Company (other than for cause), as described on page 43.

The Company’s LTIP provides that SAR and RSU awards would vest upon consummation of a Change in Control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a Change in Control transaction. The payments to the NEOs upon consummation of a Change in Control transaction for accelerated vesting of equity awards are set forth in the first column of each table on pages 38 to 44.

During 2006, our Board adopted the WESCO Distribution, Inc. 2006 Severance Plan which provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2006 Severance Plan, in the event of an involuntary termination without cause, an eligible employee would receive severance payments of up to 52 weeks of base pay based on the employee’s completed years of service.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, and generally intends for compensation paid to its executive officers to be within the limits of, or exempt from, the deductibility limits of Section 162(m) of the Internal Revenue Code. However, the Company reserves the right to pay compensation that is not deductible if it determines such compensation to be in the best interests of the Company and its stockholders, and in 2013 a portion of the compensation was not deductible. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment.

Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO and certain other highly compensated executive officers (together, the “covered employees”). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on stockholder-approved performance criteria).

Generally, our short-term incentive payments are structured and expected to qualify as performance-based compensation that is deductible under Code Section 162(m).

Grants of SARs and performance shares in 2013 under the Company’s Long-Term Incentive Plan (the “LTIP”) are expected to qualify as performance-based compensation that is deductible under Section 162(m). Historically, our grants of RSUs to covered employees have only been deductible to the extent that the market value of the granted shares on settlement, when combined with salary and other non-performance-based compensation, did not exceed $1 million (notwithstanding the fact that RSUs do contain a performance component based on the fact that the ultimate value of the grants will depend on the Company stock price). However, beginning in 2012, in order to qualify as deductible performance-based compensation under Section 162(m), the Committee established and approved an annual incentive pool based on achievement of certain performance conditions from which RSUs and annual incentive plan awards will be paid to covered employees. The Committee can apply negative discretion to this pool to decrease (but not increase) the amount of any award payable from the pool to covered employees. As required under applicable tax laws, the Company generally must obtain stockholder approval every five years of the material terms for the performance goals for qualifying performance-based compensation.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that is not fully deductible if it determines that the award is consistent with its philosophy and is in our stockholders’ best interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

James L. Singleton, Chairman

Sandra Beach Lin

George L. Miles, Jr.

John K. Morgan

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

John J. Engel,	2013	$892,500	$1,800,002	$1,890,491	$1,000,000	$202,287	$5,785,280
Chairman, President	2012	$848,750	$1,549,980	$1,714,636	$1,305,000	$225,220	$5,643,586
and CEO	2011	$781,250	$2,079,989	$519,973	$1,269,531	$132,447	$4,783,190
Stephen A. Van Oss,	2013	$645,000	$874,952	$919,030	$290,250	$129,138	$2,858,370
SVP and COO	2012	$636,250	$825,018	$912,565	$800,000	$162,809	$3,336,642
	2011	$618,750	$1,200,009	$300,010	$804,375	$105,926	$3,029,070
Kenneth S. Parks,	2013	$380,000	$485,553	$420,105	$225,000	$26,143	$1,536,801
VP and CFO	2012	$206,077	$188,625	—	$175,000	$23,773	$593,475
Diane E. Lazzaris,	2013	$350,000	$237,481	$249,462	$205,000	$44,939	$1,086,882
VP, Legal Affairs	2012	$336,250	$187,466	$207,446	$280,000	$40,923	$1,052,085
	2011	$312,500	$259,989	$64,974	$275,000	$24,436	$936,899
Kimberly G. Windrow,	2013	$345,000	$224,949	$236,352	$200,000	$61,319	$1,067,620
VP, HR	2012	$336,250	$187,466	$207,446	$280,000	$33,849	$1,045,011
	2011	$325,000	$267,302	$50,022	$310,000	$7,963	$960,287

(1)

Represents the grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth on pages 59 to 61 of our financial statements for the year ended December 31, 2013 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(2)

Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, these values would be: for Mr. Engel $2,341,158; Mr. Van Oss $1,138,206; Mr. Parks $520,153; Ms. Lazzaris $309,027; and Ms. Windrow $292,762. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth on pages 59 to 61 of our financial statements for the year ended December 31, 2013 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules, but approved and paid in the following year.

(4)	See the “All Other Compensation” table on page 29 for additional information.

ALL OTHER COMPENSATION

The following table describes each component of the All Other Compensation column for 2013 in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments that are also presented and discussed there.

NEO	Year	Other Benefits(1)	Auto Allowance(2)	Tax Payments(3)	Payments Relating to Employee Retirement Savings Programs(4)	Total
Engel	2013	$19,092	$12,000	—	$171,195	$202,287
Van Oss	2013	$7,618	$12,000	—	$109,520	$129,138
Parks	2013	$1,928	$12,000	$333	$11,882	$26,143
Lazzaris	2013	$102	$12,000	—	$32,837	$44,939
Windrow	2013	$102	$11,000	—	$50,217	$61,319

(1)

This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amounts for Mr. Engel include club dues of $18,990. The amounts for Mr. Van Oss include club dues and imputed income for spousal travel. The amounts for Mr. Parks include relocation payments. The Company’s relocation plan is broad-based and not limited to executives only.

(2)	Represents a $1,000 monthly automobile allowance.

(3)

The Company paid a gross-up of relocation expenses for Mr. Parks. The Company’s relocation plan is broad-based and not limited to executives only, and the Company does not provide tax gross-ups on executive-only perquisites.

(4)

The retirement savings program includes both the Retirement Savings Plan, a qualified 401(k) plan, and the Deferred Compensation Plan, a non-qualified deferred compensation plan for certain management and highly compensated employees. Company contributions to the retirement savings program include matching contributions and discretionary contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of eligible compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan.

NEO	Year	Company Matching Contribution to 401k Plan	Company Matching Contribution to Deferred Compensation Plan	Company Discretionary Contribution to 401k Plan	Company Rollover Contribution to Deferred Compensation Plan(1)	Total
Engel	2013	$7,500	$57,781	$12,250	$93,664	$171,195
Van Oss	2013	$7,500	$29,989	$12,250	$59,781	$109,520
Parks	2013	$5,700	—	$6,182	—	$11,882
Lazzaris	2013	$7,500	$7,000	$7,350	$10,987	$32,837
Windrow	2013	$7,500	$10,404	$12,250	$20,063	$50,217

(1)	Includes rollover contributions from the 401(k) plan to the Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS FOR 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	All Other Stock Awards: Number of Securities Underlying Stock Units (#) (4)	Exercise or Base Price of Option Awards ($/SH)		Grant Date Fair Value of Stock and Option Awards (5)
		Target ($)	Maximum ($)	Threshold	Target	Maximum
Engel	2/21/13			7,485	14,970	29,940	57,453	9,978	$72.15	(6)	$3,690,494
		$1,026,375	$2,052,750
Van Oss	2/21/13			3,639	7,278	14,556	27,927	4,850	$72.15	(6)	$1,793,984
		$580,500	$1,161,000
Parks	2/21/13			1,663	3,326	6,652	12,767	2,218	$72.15	(6)	$820,095
		$228,000	$456,000
	6/3/13				—	—	2,700	—	$74.00	(7)	$85,563
Lazzaris	2/21/13			988	1,976	3,952	7,580	1,316	$72.15	(6)	$486,944
		$210,000	$420,000
Windrow	2/21/13			936	1,872	3,744	7,180	1,247	$72.15	(6)	$461,301
		$207,000	$414,000

(1)

Represents possible annual incentive cash awards that could have been earned in 2013 at “target” and “maximum” levels of performance. Amounts actually received by the NEOs under the annual incentive plans for 2013 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 28. For further information about the annual incentive plans, please see the related discussion beginning on page 20.

(2)

Represents possible performance share awards granted in 2013 that could be earned at “threshold”, “target”, and “maximum” levels of performance over a three-year performance period. Each performance share award is based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2015. For further information about the long-term incentive performance share awards, see discussion beginning on page 22.

(3)	Represents the number of SARs granted in 2013 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary date.

(4)	Represents the number of RSUs granted in 2013 to the NEOs. The RSUs will cliff vest on the anniversary date in 2016.

(5)

Represents the full grant date fair value of SARs, RSUs and Performance Shares under ASC Topic 718 granted to the NEOs. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 12 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013.

(6)

Represents the exercise price for the SARs and the grant date per share value of RSUs granted, which was the closing price of our Company stock on February 21, 2013, in accordance with Compensation Committee action on the grant date indicated.

(7)	Represents the exercise price for the matching SARs, which was the closing price of our Company stock on June 3, 2013, in accordance with Compensation Committee action on the grant date indicated.

OUTSTANDING EQUITY AWARDS AT YEAR END

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Securities Underlying Unexercised Equity Awards Un-exercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Engel	7/14/2004	50,000	—	$16.82	4/14/2014	—	—	—	—
	7/01/2005	75,000	—	$31.65	7/01/2015	—	—	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—	—	—
	7/01/2007	45,000	—	$60.45	7/01/2017	—	—	—	—
	7/01/2008	75,000	—	$40.04	7/01/2018	—	—	—	—
	7/01/2009	150,673	—	$25.37	7/01/2019	—	—	—	—
	7/01/2010	125,597	—	$33.05	7/01/2020	—	—	—	—
	2/16/2011	51,549	25,774	$60.05	2/16/2021	8,659	$788,575	—	—
	2/16/2012	18,466	36,930	$64.33	2/16/2022	9,637	$877,642	28,916	$2,633,380
	2/21/2013	—	57,453	$72.15	2/21/2023	9,978	$908,696	29,940	$2,726,636

Total:		628,785	120,157			28,274	$2,574,913	58,856	$5,360,016
Van Oss	9/29/2004	70,000	—	$24.02	9/29/2014	—	—	—	—
	7/01/2005	75,000	—	$31.65	7/01/2015	—	—	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—	—	—
	7/01/2007	45,000	—	$60.45	7/01/2017	—	—	—	—
	7/01/2008	75,000	—	$40.04	7/01/2018	—	—	—	—
	7/01/2009	107,623	—	$25.37	7/01/2019	—	—	—	—
	7/01/2010	81,911	—	$33.05	7/01/2020	—	—	—	—
	2/16/2011	29,740	14,870	$60.05	2/16/2021	4,996	$454,986	—	—
	2/16/2012	9,829	19,657	$64.33	2/16/2022	5,130	$467,189	15,388	$1,401,385
	2/21/2013	—	27,927	$72.15	2/21/2023	4,850	$441,690	14,556	$1,325,615

Total:		531,603	62,454			14,976	$1,363,865	29,944	$2,727,000
Parks	6/8/2012	2,500	5,000	$58.04	6/08/2022	—	—	—	—
	2/21/2013	—	12,767	$72.15	2/21/2023	2,218	$201,993	6,652	$605,798
	6/3/2013	—	2,700	$74.00	6/03/2023	—	—	—	—

		2,500	20,467			2,218	$201,993	6,652	$605,798
Lazzaris	5/14/2010	4,000	—	$37.90	5/14/2020	—	—	—	—
	7/01/2010	15,017	—	$33.05	7/01/2020	—	—	—	—
	2/16/2011	6,443	3,222	$60.05	2/16/2021	1,082	$98,538	—	—
	2/16/2012	2,234	4,466	$64.33	2/16/2022	1,165	$106,097	3,500	$318,745
	2/21/2013	—	7,580	$72.15	2/21/2023	1,316	$119,848	3,952	$359,908

Total:		27,694	15,268			3,563	$324,483	7,452	$678,653
Windrow	9/27/2010	3,850	—	$39.26	9/27/2020	—	—	—	—
	9/28/2010	7,500	—	$40.20	9/28/2020	—	—	—	—
	2/16/2011	4,957	2,478	$60.05	2/16/2021	833	$75,861	—	—
	5/13/2011	1,867	933	$54.84	5/13/2021	—	—	—	—
	2/16/2012	2,234	4,466	$64.33	2/16/2022	1,165	$106,097	3,500	$318,745
	2/21/2013	—	7,180	$72.15	2/21/2023	1,247	$113,564	3,744	$340,966

Total:		20,408	15,057			3,245	$295,522	7,244	$659,711

(1)

The amounts included in the table above reflect maximum payouts for performance shares as the current results for 2012 and 2013 exceeded target. The final amounts will be interpolated based on actual final results.

EQUITY AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
2/16/2011	SARs: Time-based vesting in 1/3 increments on February 16, 2012; February 16, 2013; and February 16, 2014. RSUs: Cliff vest on February 16, 2014.
5/13/2011	SARs: Time-based vesting in 1/3 increments on May 13, 2012; May 13, 2013; and May 13, 2014.
2/16/2012

SARs: Time-based vesting in 1/3 increments on February 16, 2013; February 16, 2014; and February 16, 2015.

RSUs: Cliff vest on February 16, 2015.

Performance Shares: based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2014. The award vests in the form of a number of shares of the Company’s common stock.

6/8/2012	SARs: Time-based vesting in 1/3 increments on June 8, 2013; June 8, 2014; and June 8, 2015.
2/21/2013

SARs: Time-based vesting in 1/3 increments on February 21, 2014; February 21, 2015; and February 21, 2016.

RSUs: Cliff vest on February 21, 2016.

Performance Shares: based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2015. The award vests in the form of a number of shares of the Company’s common stock.

6/3/2013	SARs: Time-based vesting in 1/3 increments on June 3, 2014; June 3, 2015; and June 3, 2016.
Under the generally applicable terms of the Company’s 1999 Long-Term Incentive Plan, amended and approved by our Board and stockholders and restated effective May 30, 2013, options, SARs and RSUs would vest upon a Change in Control, as defined in the Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Engel	—	—	13,918	$945,032
Van Oss	—	—	9,077	$616,328
Parks	—	—	—	—
Lazzaris	—	—	1,664	$112,986
Windrow	—	—	—	—

(1)	Reflects RSUs that vested on July 1, 2013.

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the non-qualified deferred compensation of the NEOs in 2013.

Name	Year	Executive Contribution in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Engel	2013	$131,850	$151,445	$288,516	—	$1,679,349
Van Oss	2013	$626,242	$89,770	$800,272	—	$5,502,010
Parks	2013	—	—	—	—	—
Lazzaris	2013	$16,100	$17,987	$12,577	—	$73,338
Windrow	2013	$37,500	$30,467	$3,116	—	$129,789

(1)

Reflects participation by the NEOs in the Deferred Compensation Plan, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Compensation Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)

Amounts in this column are Company matching contributions to the Deferred Compensation Plan and include rollover contributions from the 401(k) plan to the Deferred Compensation Plan. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation table on page 28.

(3)

Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company stock.

(4)

Based upon years of service to the Company, Mr. Engel, and Mr. Van Oss are each fully vested in the aggregate balance of their respective accounts at last year-end. Mr. Parks did not participate in the Deferred Compensation Program in 2013.

DIRECTOR COMPENSATION

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. In 2013, each Board member received an annual retainer of $90,000, and the Lead Director received an additional retainer of $15,000. The Chair of the Audit Committee received an additional retainer of $15,000, each other member of the Audit Committee received an additional retainer of $5,000, the Chair of the Nominating and Governance Committee received an additional retainer of $10,000 and the chair of the Compensation Committee received an additional retainer of $12,500.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2013, Non-employee Directors received equity grants in the form of RSUs. RSUs vest on the third anniversary of the date of the grant. If a Director’s Board service ends as a result of a scheduled Board term expiration, then all of the Director’s equity will vest in full. If a Director’s Board service is terminated prior to a normal termination or re-election date, then unvested equity is forfeited. In February 2013, each non-employee Director received a grant of 1,317 RSUs. The RSUs awarded February 21, 2013 have a grant price of $72.15, the closing price of our Common Stock on February 21, 2013.

For 2014, the Board adjusted the Lead Director retainer to $20,000 from $15,000, the retainer for the Chair of the Audit Committee to $20,000 from $15,000 and the retainer for the Chair of the Compensation Committee to $15,000 from $12,500. In addition, the annual equity award was increased to $100,000 from $95,000. These increases were to adjust the overall compensation to be closer to the median level of the compensation comparator group based on peer group compensation information provided by Meridian.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for Directors. Directors are expected to acquire beneficial ownership of at least four times their annual retainer. Directors are expected to hold these initially acquired ownership positions during their service as Directors. All Directors are compliant with the stock ownership guidelines.

DIRECTOR COMPENSATION FOR 2013

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Beach Lin	$100,000	$95,022	$195,022
Miles	$90,000	$95,022	$185,022
Morgan	$95,000	$95,022	$190,022
Raymund	$95,000	$95,022	$190,022
Singleton	$102,500	$95,022	$197,522
Tarr	$105,000	$95,022	$200,022
Utter	$95,000	$95,022	$190,022
Vareschi	$105,000	$95,022	$200,022

(1)

Represents the amount of the Director’s annual retainer, for which Directors Miles, Raymund and Singleton each received $45,000, $47,500, and $51,250, respectively, in cash during December 2013. The remainder of each directors fees were deferred into the Company’s Deferred Compensation Plan for Non-Employee Directors. Mr. Vareschi elected to receive 1,511 shares of Common Stock in lieu of cash.

(2)

Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On February 21, 2013, each Director was awarded 1,317 RSUs with a grant date fair value of $72.15 per RSU, which was the closing price of our Common Stock on February 21, 2013. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 12 to our financial statements for the year ended December 31, 2013, which is located on pages 59 to 61 of our Annual Report on Form 10-K.

(3)

All the RSU awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table on page 37 for more information regarding the equity awards held by Directors as of December 31, 2013.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

Name	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Shares of Stock That Have Not Vested
Beach Lin	20,708	4,053
Miles	16,642	4,053
Morgan	16,742	4,053
Raymund	22,742	4,053
Singleton	22,742	4,053
Tarr	16,642	4,053
Utter	22,742	4,053
Vareschi	22,742	4,053

POTENTIAL PAYMENTS UPON TERMINATION: MR. ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2013. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)
Compensation:
Base Salary and Incentive	$4,956,000	$2,898,000	$1,000,000	—
Accelerated Options & SARs(5)	$2,874,028	$2,874,028	$2,874,028	$2,874,028
Accelerated RSUs(6)	$2,574,913	$2,574,913	$2,574,913	$2,574,913
Accelerated Performance Shares(7)	$2,680,008	$2,680,008	$2,680,008	$2,680,008
Benefits and Perquisites:
Medical Benefits	$15,519	$15,519	—	—
280G Tax Gross-Up	$5,429,877	—	—	—
Total:	$18,530,345	$11,042,468	$9,128,949	$8,128,949

(1)	Termination after Change in Control

Mr. Engel’s Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

•	Two times annual base salary.

•	Two times the annual target bonus opportunity.

•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

•

Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreements with Mr. Engel and Mr. Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.

•	An amount equal to the executive’s annual target bonus opportunity.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

•	Any accrued and earned but unpaid bonus.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2013 was $91.07. The amount shown is the excess, if any, of the December 31, 2013 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2013 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 31, 2013 multiplied by the number of Performance Shares at target.

POTENTIAL PAYMENTS UPON TERMINATION: MR. VAN OSS

Each of the following potential scenarios represents circumstances under which Mr. Van Oss’ employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Van Oss in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2013. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Van Oss upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Van Oss; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) a material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Van Oss’ base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Van Oss’ primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Van Oss’ offices, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)
Compensation:
Base Salary and Incentive	$2,760,250	$1,885,000	$290,250	—
Accelerated Options & SARs(5)	$1,515,248	$1,515,248	$1,515,248	$1,515,248
Accelerated RSUs(6)	$1,363,864	$1,363,864	$1,363,864	$1,363,864
Accelerated Performance Shares(7)	$1,363,500	$1,363,500	$1,363,500	$1,363,500
Benefits and Perquisites:
Medical Benefits	$15,519	$15,519	—	—
280G Tax Gross-Up	—	—	—	—
Total:	$7,018,381	$6,143,131	$4,532,862	$4,242,612

(1)	Termination after Change in Control

Mr. Van Oss’ Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Van Oss’ employment is terminated within two years following a Change in Control without Cause or by Mr. Van Oss for Good Reason, in which case Mr. Van Oss will be entitled to receive:

•	Two times annual base salary.

•	Two times the annual target bonus opportunity.

•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

•

Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreements with Mr. Engel and Mr. Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.

•	An amount equal to the executive’s annual target bonus opportunity.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

•	Any accrued and earned but unpaid bonus.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2013 was $91.07. The amount shown is the excess, if any, of the December 31, 2013 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2013 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 31, 2013 multiplied by the number of Performance Shares at target.

POTENTIAL PAYMENTS UPON TERMINATION: MR. PARKS

Each of the following potential scenarios represents circumstances under which Mr. Parks’ employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Parks in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2013. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Parks upon separation from the Company is governed by a term sheet dated May 31, 2012. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Parks base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect Mr. Parks’ role in the organization.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$625,000	$625,000
Accelerated SARs(3)	$452,791	$46,089
Restricted Stock Units(4)	$201,993	—
Performance Shares(5)	$302,899	—
Benefits and Perquisites:
Medical Benefits	$7,759	$7,759
Total:	$1,590,442	$678,848

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.

•	Prorated annual incentive payment for portion of year worked.

•	Full vesting of SARs and RSUs.

•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Payment equal to one-year’s base salary.

•	Prorated annual incentive payment for portion of year worked.

•	Full vesting of SARs granted in accordance with purchase of WESCO stock.

•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2013 was $91.07. The amount shown is the excess, if any, of the December 31, 2013 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2013 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2013 multiplied by the number of Performance Shares at target.

POTENTIAL PAYMENTS UPON TERMINATION: MS. LAZZARIS

Each of the following potential scenarios represents circumstances under which Ms. Lazzaris’ employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Lazzaris in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2013. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Lazzaris upon separation from the Company is governed by a term sheet dated January 15, 2010. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Lazzaris’ base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect Ms. Lazzaris’ role in the organization.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$565,000	$565,000
Accelerated SARs(3)	$362,781	—
Restricted Stock Units(4)	$324,482	—
Performance Shares(5)	$339,327	—
Benefits and Perquisites:
Medical Benefits	$7,759	$7,759
Total:	$1,599,349	$572,759

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.

•	Prorated annual incentive payment for portion of year worked.

•	Full vesting of SARs and RSUs. Vesting of Performance Shares at target.

•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination Within One Year Following Change of Control of the Company (Other than for Cause)

•	Payment equal to one-year’s base salary.

•	Prorated annual incentive payment for portion of year worked.

•	Full vesting of SARs granted in accordance with purchase of WESCO stock.

•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2013 was $91.07. The amount shown is the excess, if any, of the December 31, 2013 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2013 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2013 multiplied by the number of Performance Shares at target.

POTENTIAL PAYMENTS UPON TERMINATION: MS. WINDROW

Each of the following potential scenarios represents circumstances under which Ms. Windrow’s employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Windrow in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2013. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Windrow upon separation from the Company is governed by a term sheet dated June 18, 2010. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Windrow’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect Ms. Windrow’s role in the organization.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$550,000	$550,000
Accelerated SARs(3)	$365,937	$33,803
Restricted Stock Units(4)	$295,522	—
Performance Shares(5)	$329,856	—
Benefits and Perquisites:
Medical Benefits	$2,544	$2,544
Total:	$1,543,859	$586,347

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.

•	Prorated annual incentive payment for portion of year worked.

•	Full vesting of SARs and RSUs. Vesting of Performance Shares at target.

•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Payment equal to one-year’s base salary.

•	Prorated annual incentive payment for portion of year worked.

•	Full vesting of SARs granted in accordance with purchase of WESCO stock.

•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2013 was $91.07. The amount shown is the excess, if any, of the December 31, 2013 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2013 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2013 multiplied by the number of Performance Shares at target.

ITEM 3 — APPROVE AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION.

Background of Proposal: At the Company’s 2013 Annual Meeting of Stockholders, our stockholders approved a non-binding stockholder proposal to declassify the Company’s Board of Directors. Since that time, the Board of Directors has engaged in additional discussions concerning classified and declassified board structures, and while the Board of Directors believes that a classified board structure has been beneficial for the reasons described in our 2013 proxy statement, the Board is committed to considering and responding to stockholder concerns. After careful deliberation of the Nominating and Governance Committee and the full Board of Directors, and taking into account the level of support for the proposal at last year’s Annual Meeting, the Board has approved, and is submitting for stockholder approval, amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of Directors. The proposed amendments to the Restated Certificate of Incorporation are set forth on Appendix A to this proxy statement, with the deletions indicated by strikeouts and additions indicated by underlining.

Summary of Proposed Amendments: The Company’s Restated Certificate of Incorporation currently provides that the Board of Directors will be divided into three classes of Directors, serving staggered, three-year terms. This means that each year, at the Annual Meeting of Stockholders, approximately one-third of the full Board of Directors stands for election to the Board of Directors. The adoption of the amendments to the Restated Certificate of Incorporation will not shorten the unexpired three-year terms of Directors elected at or prior to the 2014 Annual Meeting of Stockholders. Rather, as the terms of the current Directors expire, they will be elected on an annual basis beginning with those Directors to be elected at the 2015 Annual Meeting of Stockholders.

If the proposed amendments are approved and become effective, beginning with the 2017 Annual Meeting of Stockholders, the entire Board will be elected annually. Prior to the termination of the classified structure, any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of that class would hold office for the same term as remains for that class, or following such termination, Directors so elected would hold office until the first Annual Meeting of Stockholders held after such election. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor.

Delaware law provides, unless otherwise provided in a company’s certificate of incorporation, that directors of a corporation whose board is classified may be removed by the stockholders only for cause. At present, because the Board is classified, the Company’s Restated Certificate of Incorporation provides that members of the Board are removable only for cause. The proposed amendments provide that, in accordance with Delaware law, once the Board has become declassified in 2017, Directors may be removed with or without cause.

If the proposed amendments to the Restated Certificate of Incorporation are approved, then they will become effective upon filing a certificate of amendment with the Delaware Secretary of State, which filing would be made promptly after the certification of the election results for the 2014 Annual Meeting of Stockholders. If the proposed amendments are approved, then the Board will amend the Company’s Amended and Restated By-Laws to maintain consistency between the By-Laws and the Restated Certificate of Incorporation, as amended. By-Law amendments do not require stockholder approval.

Vote Required: Approval of this Item 3 will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposal at the Annual Meeting. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal. Broker non-votes will have the same effect as negative votes. If this proposal is not approved, then the amendments will not be implemented, the Board will remain classified and all Directors will continue to be elected to three-year terms.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION.

ITEM 4 — RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2014 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. In addition to performing the audit, Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012 were as follows:

(In millions)	2013	2012
Audit fees	$1.7	$2.0
Audit-related fees	—	$0.8
Tax fees
Compliance	$1.2	$0.7
Planning and consulting	$0.2	$0.7
Other fees	—	—

	$3.1	$4.2

The audit fees for the years ended December 31, 2013 and 2012 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

The audit-related fees for the year ended December 31, 2012 were for professional services related to our acquisitions.

Tax compliance fees for the years ended December 31, 2013 and 2012 were for services related to the preparation and review of tax returns.

Tax planning and consulting fees for the years ended December 31, 2013 and 2012 were for services involving advice and consultation on tax matters.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2013 and 2012, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Report of the Audit Committee

Management of the Company has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee is responsible for reviewing the Company’s financial reporting process.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards.

In addition, the Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission. The Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

Respectfully Submitted:

THE AUDIT COMMITTEE

Robert J. Tarr, Jr., Chairman

John K. Morgan

Steven A. Raymund

Lynn M. Utter

APPENDIX A

ARTICLE VI.

The number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but (subject to vacancies) in no event may there be less than three directors.

Until the election of directors at the 2017 annual meeting of stockholders, the Board of Directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be. Except as set forth in the next sentence, each class of directors shall be elected to a three-year term and the terms of each class shall be staggered so that only one class of directors is elected at each annual meeting of stockholders. At each annual meeting of stockholders beginning in 2015, each successor to the directors whose terms expire at such annual meeting shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders. ~~In 1999, the stockholders shall designate that one class of directors shall be elected for a one year term, once class for a two year term, one class for a three year term. Commencing with the stockholders’ meeting in 2000, and at each succeeding annual stockholders’ meeting, successors to the class of directors whose terms expires at such annual stockholders’ meeting shall be elected for a three year term.~~ Until the election of directors at the 2017 annual meeting of stockholders, if the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, and any additional directors of any class shall hold office for a term which shall coincide with the remaining term of such class. Beginning with the election of directors at the 2017 annual meeting of stockholders, the Board of Directors shall cease to be classified and each director shall serve for a one-year term and shall be subject to election at each annual meeting of stockholders. A director shall hold office until the annual stockholders’ meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Until the election of directors at the 2017 annual meeting of stockholders, a director may be removed only for cause by the stockholders. Beginning with the election of directors at the 2017 annual meeting of stockholders, a director may be removed with or without cause by the stockholders.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of lncorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article VI~~, in each case unless expressly provided by such terms~~.

A-1

WESCO INTERNATIONAL, INC.

Suite 700

225 West Station Square Drive

Pittsburgh, PA 15219-1122

Phone: 412-454-2200

www.wesco.com

WESCO INTERNATIONAL, INC. 225 WEST STATION SQUARE DRIVE SUITE 700 PITTSBURGH, PA 15219 ATTN: SAMANTHA L. O'DONOGHUE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, Wednesday, May 28, 2014. Have your proxy in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, Wednesday, May 28, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69240-P47235	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

WESCO INTERNATIONAL, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Elect three Class III Directors for a three-year term expiring in 2017.	☐	☐	☐
Nominees
01) John K. Morgan
02) James L. Singleton
03) Bobby J. Griffin

		For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 through 4.

2.	Approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐

3.	Approve amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

5.	Transact any other business properly brought before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

M69241-P47235

WESCO INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

May 29, 2014 at 2:00 P.M., E.D.T.

The undersigned hereby appoints Samantha L. O’Donoghue, Diane E. Lazzaris and Kenneth S. Parks, and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held at the Sheraton Station Square, 300 West Station Square Drive, Pittsburgh, PA 15219 on May 29, 2014, at 2:00 p.m., E.D.T., or any adjournment or postponement thereof, upon all matters properly coming before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors’ recommendations on any such matter.

Continued and to be signed on reverse side